EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Harvard Bioscience, Inc. and subsidiaries:

We consent to the incorporation by reference in registration statements Nos. 333-53848 and 333-104544 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated March 16, 2006, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 16, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Harvard Bioscience, Inc.

/s/ KPMG LLP
Boston, Massachusetts March 16, 2006